Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year ended December 31,
	2015	2014	2013	2012	2011
	(millions except ratios)

Income (loss) from continuing operations before income taxes, interest in earnings of associates and noncontrolling interests	$340	$518	$499	$(337)	$239
Add back fixed charges:
Total fixed charges	185	175	168	169	197
Dividends from associates	4	3	3	3	7
Less:
Capitalized interest	—	—	—	—	—

Income (loss) as adjusted	$529	$696	$670	$(165)	$443

Fixed charges
Interest expense	$142	$135	$126	$128	$156
Portions of rents representative of interest factor	43	40	42	41	41

Total fixed charges	$185	$175	$168	$169	$197

Ratio of earnings to fixed charges	2.9	4.0	4.0	(1.0)	2.2

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year ended December 31,
	2015	2014	2013	2012	2011
	(millions except ratios)

Income (loss) from continuing operations before income taxes, interest in earnings of associates and noncontrolling interests	$340	$518	$499	$(337)	$239
Add back fixed charges:
Total fixed charges	185	175	168	169	197
Dividends from associates	4	3	3	3	7
Less:
Capitalized interest	—	—	—	—	—

Income (loss) as adjusted	$529	$696	$670	$(165)	$443

Fixed charges and preferred stock dividends
Interest expense	$142	$135	$126	$128	$156
Portions of rents representative of interest factor	43	40	42	41	41

Total fixed charges	185	175	$168	$169	$197
Preferred stock dividends	—	—	—	—	—

Total fixed charges and preferred stock dividends	$185	$175	$168	$169	$197

Ratio of earnings to fixed charges and preferred stock dividends	2.9	4.0	4.0	(1.0)	2.2